EXHIBIT 10.42
AMENDMENT ONE TO OEM PURCHASE AGREEMENT
     This Amendment (the “Amendment”) is made as of August 10, 2004, by and between Cardiac Science, Inc., a Delaware corporation (“Supplier” or “Cardiac Science” or “CSI”), a medical device developer and manufacturer of automated external defibrillators having its principal place of business at 1900 Main Street, Irvine, CA 92614 and GE Medical Systems Information Technologies, Inc., a Wisconsin corporation (“GEMS-IT”), having its principal place of business at 8200 W. Tower Avenue, Milwaukee, WI 53223. CSI and GEMS-IT may each be referred to herein as a “Party” and collectively, the “Parties”.
W I T N E S S E T H:
     WHEREAS, CSI and GEMS-IT are parties to an OEM Purchase Agreement dated July 29, 2003 (the “OEM Purchase Agreement”).
     WHEREAS, CSI and GEMS-IT desire to supplement and amend the OEM Purchase Agreement as set forth herein.
     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:
     1. Construction. Except as provided in this Amendment, the terms and conditions set forth in the OEM Purchase Agreement shall remain unaffected by execution of this Amendment. To the extent any provisions or terms set forth in this Amendment conflict with the terms set forth in the OEM Purchase Agreement, the terms set forth in this Amendment shall govern and control. Terms not otherwise defined herein, shall have the meanings set forth in the OEM Purchase Agreement. This Amendment amends the OEM Purchase Agreement and not the OEM Purchase and Supply Agreement entered into by the Parties on July 29, 2003.
     2. Section 1.3 of the OEM Purchase Agreement is amended to change the date set forth in such section from September 30, 2004 to June 30, 2005.

     3. Section 3.4 (i) of the OEM Purchase Agreement is deleted in its entirety and replaced with the following: (i) Supplier delivers the first units of OEM Products by June 30, 2005 and the OEM Products are fully approved for sale throughout Europe by such date.
     4. The last three (3) sentences of Section 14.3 are deleted in their entirety and replaced with the following:
     “Supplier shall be responsible for obtaining Regulatory Approval in the United States. In Canada and Japan, GEMS-IT will utilize its in-country resources to interface with the appropriate regulatory body and GEMS-IT will be responsible for the filings necessary to obtain regulatory approval. Supplier shall be responsible for providing all necessary objective evidence and other documentation to GEMS-IT to support these filings. Failure to receive Regulatory approval in Canada and Japan shall have no effect on the minimum purchase obligations.”
     5. Section 14.5 of the OEM Purchase Agreement is deleted in its entirety and replaced with the following:
14.5	Duty to Report Incidents. GEMS-IT and Supplier shall inform each other in writing, within 5 business days from knowledge of a reportable event, of all incidents relating to the subject matter of the Agreement that must be reported according to the FDA Medical Device Reporting regulation (21 CFR Part 803) or the European Medical Device Vigilance regulations or that must be registered according to other national regulations such as Canadian medical device regulations, including without limitation incidents involving death or serious injury, malfunctions that, if recurrent, may cause or contribute to death or serious injury or other material quality problems or concerns. Supplier will be responsible for reporting such incidents to the appropriate regulatory authority. GEMS-IT shall fully cooperate with Supplier as may be necessary to comply with any reporting obligations regarding such incidents or quality concerns.
     6. Section 14.6 of the OEM Purchase Agreement is deleted in its entirety and replaced with the following:
14.6	Recalls and Field Corrections. In the event of any recall, product withdrawal or field correction of any OEM Product that is required by a governmental agency, by Supplier, or by GEMS-IT for safety or efficacy reasons, the parties agree that (a) they shall promptly notify each other and (b) they shall fully cooperate with each other concerning the necessity and nature of such action. GEMS-IT shall be the point of contact for purchasers of any OEM Product (whether directly or through its distributors). Supplier shall be responsible for making any and all applicable regulatory authority contacts and for coordination of any recall or field correction activities involving OEM Products. In the event that any OEM Product requires field correction or is recalled as a result of (a) the supply by Supplier of a Noncomplying Product or (b) the grossly negligent or intentionally wrongful act or omission of Supplier or its affiliates or their representatives, then Supplier shall bear all costs and expenses, including but not limited to the costs and expenses related to such recall or field correction, communications and meetings with all required regulatory agencies, replacement stock, service labor, installation, travel, notifying customers of such recall and any replacement product to be delivered to those same customers, including shipping costs. To the extent that any such recall or field correction is due in part to the negligent or intentional acts or omissions of GEMS-IT, or the non-performance of the GEMS-IT Products, GEMS-IT shall be responsible for such costs and expenses equitably in proportion to its fault.
     7. Exhibit A of the OEM Purchase Agreement is amended to provide for the addition of the OEM Product known as the “Cardiac Science Powerheart 2000” (hereafter, the “PH2K” and referred to in the OEM Purchase Agreement as the “Cardioserv’’). The specifications for the PH2K are attached hereto as Exhibit A. The PH2K is a manual defibrillator being developed and manufactured by CSI, exclusively for sale by CSI to GEMS-IT. GEMS-IT shall market and sell the PH2K to its customers in the United States and Canada as either the “GE Responder 2000” or under the CSI brand name “Cardiac Science Powerheart 2000” (or such other CSI brand name as determined by CSI), in the discretion of GEMS-IT. GEMS-IT has no minimum purchase commitments with respect to the PH2K. CSI shall provide sales training and support to the GEMS-IT Sub-Acute team and shall also provide product specialists who shall be available, as necessary, to assist the GEMS-IT representatives in selling these OEM Products.
(a) CSI will not market, distribute, promote, manufacture or sell the PH2K directly or indirectly to any third party, via its dealer network or otherwise. CSI is prohibited from manufacturing for any third party, or selling the PH2K, or any upgrades, adaptions, modifications, improvements and substitutes thereof to any third party.
(b) CSI further grants GEMS-IT the exclusive right to purchase any future device, upgrade, adaptation, modification, add-on, substitute, or improvement manufactured by CSI utilizing the PH2K platform (i.e., such as a more feature-rich defibrillator; for example, a device built with the PH2K platform with an additional feature such as Non-Invasive Blood Pressure, End-Tidal CO2, 12-lead ECG, etc.,). Any software patches or updates developed for PH2K by Supplier, shall also be incorporated free of charge into any R2K product produced afterwards, and shall be made available by Supplier at no charge to customers having purchased either device.
(c) CSI grants to GEMS-IT the exclusive right to sell PH2K on a worldwide basis.

     8. The last sentence in Section 1.1 of the OEM Purchase Agreement is amended to provide that CSI has issued to GEMS-IT that certain warrant dated the Effective Date to purchase 750,000 shares of common stock, par value $0.001 per share, of CSI.
     9. CSI Roles and Responsibilities. To further define the role of CSI, and to more explicitly set forth CSI’s responsibilities and obligations with respect to the OEM Purchase Agreement, the Parties agree that CSI shall be responsible for:
     (a) Designing and manufacturing the OEM Products.
     (b) All European Medical Device Vigilance reporting and requirements. Notwithstanding CSI’s reporting obligations, in the event a customer reports to a governmental authority in Europe, GEMS-IT may respond with its own report.
     (c) Providing a copy of its design hazard analysis on the OEM Products to GEMS-IT with five (5) days of its production. The design hazard analysis will be used to perform health risk analysis.
     (d) Performing all complaint investigations on the OEM Products and providing the results of such investigations to the GEMS-IT “Complaint Leader” via e-mail within fourteen (14) days of the conclusion of the investigation. The “Complaint Leader” will be the GEMS-IT employee who is responsible for the coordination and processing of complaint activities on the OEM Products. The results of any investigation will include any correction, corrective or preventive action, verification, and validation performed and/or recommended. The investigative results shall include information obtained in connection with any investigation performed at both the Copenhagen (Service repair) and Minnetonka facilities.

     (e) Ensuring that a CSI representative participates in all requested or required risk assessments. The CSI representative may be a member of CSI’s Service, Engineering, Quality Assurance or Regulatory Affair departments.
     (f) Notifying GEMS-IT (in writing) of any recall as soon as possible and in no event later than twenty-four (24) hours after a recall decision has been made by CSI or is required by a governmental agency.
     (g) Notifying GEMS-IT (in a written report) of any corrective action to be taken in connection with the OEM Products no later than fourteen (14) days after CSI determines that such corrective action will be taken.
     (h) Returning a Product to GEMS-IT or its distributor upon conclusion of the complaint investigation, if appropriate.
     (i) Providing its service work order number and a copy of the actual work order (including the results of CSI’s investigation) to GEMS-IT. The results of the CSI investigation shall include root cause analysis and any corrective or preventive action initiated.
     (j) Compiling weekly complaint data (with each complaint coded for trending) and providing such trend data to GEMS-IT upon written request from GEMS-IT.
     10. GEMS-IT Roles and Responsibilities. To further define the role of GEMS-IT, and to more explicitly set forth GEMS-IT’s responsibilities and obligations with respect to the OEM Purchase Agreement, the Parties agree that GEMS-IT shall be responsible for:
     (a) Recording complaints received on the OEM Products pursuant to the GEMS-IT Quality Procedure — Global Product Complaint Handling and providing a copy of the Complaint to CSI within five (5) business days of its receipt.

     (b) Scheduling a Risk Assessment when required per GEMS-IT Risk Management Guidelines.
     (c) Providing CSI with any adverse event and malfunction report via the MedWatch 3500A form.
     (d) Returning a “repaired” OEM Product to GEMS-IT or its distributors, regardless of whether GEMS-IT or CSI repaired said Product.
     (e) Notifying its customers of any recall, corrective action initiated by CSI per the GEMS-IT Global Customer Notification Procedure.
     (f) Sending GEMS-IT or its distributors a replacement OEM Product, even if CSI is responsible for replacing said product due to non-conformance, defects or otherwise.
     11. Governing Law. The validity, construction,performance and enforcebility of this Amendment shall be governed in all respects by the laws of the State of New Jersey, without reference to the choice-of-law provisions thereof.
     12. Counterparts; Facsimile. This Amendment may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Amendment by such party. Such facsimile copies shall constitute enforceable original documents.
     13. Severability. In the event any provision of this Amendment shall be determined to be invalid or unenforceable under applicable law, all other provisions of this Amendment shall continue in full force and effect unless such invalidity or unenforceability causes substantial deviation from the underlying intent of the parties expressed in this Amendment or unless the invalid or unenforceable provisions comprise an integral part of, or in inseparable from, the remainder of this Amendment. If this Amendment continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.
     14. Interpretation. This Amendment has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Amendment. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Amendment against the party that has drafted it is not applicable and is waived. The provisions of this Amendment shall be interpreted in a reasonable manner to effect the purposes of the parties and this Amendment.
     15. Entire Agreement. The terms of this Amendment are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Amendment constitute the complete and exclusive statement of its terms and shall supersede any prior agreement with respect to the subject matter hereof.
     16. Headings. The article and section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their thereunto duly authorized representatives as of the date first above written.

Cardiac Science, Inc.			GE Medical Systems Information Technologies, Inc.

By:	/s/ Raymond W. Cohen	11-12-04	By:	/s/ Matthias Weber	Nov 5, 2004

Name:	Raymond W. Cohen		Name:	Matthias Weber
Title:	Chairman and CEO		Title:	Vice President & General Manager Cardiology Systems

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